Exhibit 10.2

Notification of Award of Restricted Shares of Common Stock of

Ball Corporation

Pursuant to Ball Corporation’s 2005 Stock and Cash Incentive Plan

Ball Corporation (the “Corporation”) has awarded you Restricted Shares of Ball Corporation Common Stock under its 2005 Stock and Cash Incentive Plan (the “Plan”). We have instructed our transfer agent, EquiServe Trust Company, N.A., to issue restricted certificates in your name representing these shares. The Corporation will hold the certificates until restrictions lapse. The details of the Restricted Stock Award are as follows:

Participant:	[ ]
Grant Effective Date:	June 1, 2005
Stock Price on Grant Date:	[$ ]
Number of Restricted Shares Awarded:	[ ]
Restriction Lapse Schedule:	25% of the restrictions on the shares will lapse each year on the anniversary of the Grant Effective Date (4 year lapse period).
Effect of Termination of Employment:
• Resignation/Termination (age 54 and below):	Upon termination for any reason other than death or disability, the outstanding restricted shares will be forfeited.
• Retirement:	Upon termination for any reason other than death or disability, the outstanding restricted shares will be forfeited.
• Death:

In the event of your death, the restrictions on the outstanding restricted shares will immediately lapse and the unrestricted shares will be issued to the person or person defined as your beneficiary(ies).

• Disability:	In the event of your disability, as defined in the Plan, the restrictions on the outstanding restricted shares will immediately lapse and the unrestricted shares will be issued to you.
Nontransferability:	Your Restricted Shares may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by beneficiary designation, will or by laws of descent or distribution.
Rights as a Shareholder:

Regarding your outstanding Restricted Shares, you shall have the rights equivalent to those of a shareholder. You will receive quarterly an amount equal to the quarterly dividends and you will be able to vote the shares at the annual meeting of shareholders.

Withholding Tax Requirements:

Upon each lapse of restrictions, you will be notified either in written or electronic form of your withholding tax obligation associated with the lapse. You are required to remit payment of the taxes to the Corporation. Acceptable methods of payment of the tax obligation are:

• Check, wire transfer, or other acceptable negotiable instrument payable to Ball Corporation.

•     Share retention by which the Corporation retains the number of shares having a fair market value based on the closing price on the date restrictions lapse that equates to the amount of the tax obligation. Any fraction of a share will not be utilized in this payment; therefore a small balance may remain, which shall be paid by you in the form of a check, wire transfer, or other acceptable negotiable instrument to Ball Corporation.

• Deliver to the Corporation the number of shares having a fair market value based on the closing price on the date restrictions lapse equal to the amount of the tax obligation.
Deferral Opportunity:

The award may be deferred into the Ball Corporation 2000 Deferred Compensation Company Stock Plan, or its successor, at the time of each scheduled lapse. The election to defer any scheduled lapse must be completed by a date specified by the Corporation that must be prior to the Grant Effective Date.

The Plan and Prospectus set forth all terms and conditions which control the Restricted Stock Award. To the extent any provision of this Notification conflicts with the express terms of the Plan, it is hereby stated that the terms of the Plan shall control and, if necessary, the provisions of this Notification shall be deemed amended so as to carry out the purpose and intent of the Plan.